                                                   ---------------------------
                                                            OMB APPROVAL
                                                   ---------------------------
                                                   OMB Number:       3235-0145
                                                   Expires:  December 31, 1997
                                                   Estimated average burden
                                                   hours per response..  14.90
                                                   ---------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                              IA Corporation I
------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  449194 10 9
------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 449194 10 9                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Chakravarthi V. Ravi

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            727,164*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             727,164*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      727,164*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

*Includes 147,420 shares issuable pursuant to stock options exercisable within 60 days of December 31, 1997.

CUSIP No. 449194 10 9                                   Page 3 of 5 Pages
          -----------
Item 1.

     (a)  Name of Issuer:

          IA Corporation I

     (b)  Address of Issuer's Principal Executive Offices:

          1900 Powell Street, Suite 600
          Emeryville, CA  94608-1840

Item 2.

     (a)  Name of Person Filing:

          Chakravarthi V. Ravi

     (b)  Address of Principal Business Office or, if none, Residence:

          1900 Powell Street, Suite 600
          Emeryville, CA  94608-1840

     (c)  Citizenship:

          N/A

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          449194 10 9

Item 3.   Type of Filing:

          This statement is not being filed pursuant to Rule 13d-1(b) or 13d-
2(b).

CUSIP No. 449194 10 9                                   Page 4 of 5 Pages


Item 4.   Ownership:

     (a)  Amount Beneficially Owned:

          727,164 as of December 31, 1997

     (b)  Percent of Class:

          8.1%

     (c)  Number of Shares as to Which Such Person Has:

            (i)   Sole Power to Vote or to Direct the Vote:

                           727,164

           (ii)   Shared Power to Vote or to Direct the Vote:

                             -0-

          (iii)   Sole Power to Dispose or Direct the Disposition of:

                           727,164

           (iv)   Shared Power to Dispose or Direct the Disposition of:

                             -0-
Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
          following [    ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable

CUSIP No. 449194 10 9                                   Page 5 of 5 Pages


Item 8.   Identification and Classification of Members of the Group:

          Not applicable

Item 9.   Notice of Dissolution of Group:

          Not applicable

Item 10.  Certification:

          Not applicable

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:     February 13, 1998            By:   /s/ Chakravarthi V. Ravi
          -----------------                ---------------------------------
                                             Chakravarthi V. Ravi